As filed with the Securities and Exchange Commission on April 7, 2004
                                                          Registration No. [ ]
===============================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          ___________________________

                                   FORM F-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                          ___________________________

                         VOCALTEC COMMUNICATIONS LTD.
            (Exact name of Registrant as specified in its charter)

                 Israel                                      Not Applicable

 (State or other jurisdiction of incorporation             (I.R.S. Employer
                or organization)                           Identification No.)

                         VocalTec Communications Ltd.
                                2 Maskit Street
                         Herzlia Pituach 46733, Israel
                               (+972) 9-970-7800
  (Address and Telephone Number of Registrant's principal executive offices)

                         VocalTec Communications Inc.
              Two Executive Drive, Suite 592, Fort Lee, NJ 07024
                              Tel: (201) 228-7000
           (Name, address and telephone number of agent for service)
                          ___________________________


                                      Copies To:

        Phyllis G. Korff, Esq.                         Dan Shamgar, Adv.
Skadden, Arps, Slate, Meagher & Flom LLP      Meitar, Liquornik, Geva & Leshem,  Brandwein
          Four Times Square                         16 Abba Hillel Silver Road
     New York, New York 10036-6522                     Ramat Gan 52506, Israel
         Tel: (212) 735-3000                            Tel: 972-3-610-3100
         Fax: (212) 735-2000                            Fax: 972-3-610-3111



     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. |X|
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _______
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|


                                               ___________________________
                                             CALCULATION OF REGISTRATION FEE

----------------------------------------------- -------------- ------------------- ------------------- ----------------
                                                                Proposed Maximum    Proposed Maximum      Amount of
             Title of Each Class                Amount to be     Offering Price        Aggregate        Registration
        of Securities to be Registered           Registered         Per Unit         Offering Price          Fee
----------------------------------------------- -------------- ------------------- ------------------- ----------------
Ordinary Shares, par value NIS 0.01               2,400,000         $4.11(1)         $9,864,000(1)        $1,249.77
----------------------------------------------- -------------- ------------------- ------------------- ----------------
Ordinary Shares, par value NIS 0.01, issuable
upon exercise of warrants(2)                      1,200,000         $4.75(3)          5,700,000(3)         $722.19
----------------------------------------------- -------------- ------------------- ------------------- ----------------
Total                                             3,600,000          $4.32            $15,564,000         $1,971.96
----------------------------------------------- -------------- ------------------- ------------------- ----------------

(1) Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) of the Securities Act on the basis of the average of the high and low sales prices of the Registrant's ordinary shares on The Nasdaq National Market on April 2, 2004.
(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended, an additional number of ordinary shares are being registered that may be issued pursuant to the anti-dilution and transactional adjustment provisions of the warrants.
(3) Calculated pursuant to Rule 457(g) under the Securities Act of 1933, as amended, based on the warrant exercise price of $4.75 per share.


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. NO SELLING SHAREHOLDER MAY SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

===============================================================================
                   SUBJECT TO COMPLETION, DATED APRIL 7, 2004

PROSPECTUS


                          VOCALTEC COMMUNICATIONS LTD.

                        Up to 3,600,000 Ordinary Shares

                     _____________________________________


         This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus of up to 3,600,000 of our ordinary shares, 2,400,000 of which were issued by us on March 11, 2004 in a private placement transaction. The remainder of these ordinary shares are issuable upon the exercise of warrants to purchase up to 1,200,000 of our ordinary shares which were issued by us in the private placement transaction.

         We will not receive any of the proceeds from the sale of the ordinary shares by the selling shareholders, but we will receive the proceeds from the exercise of the warrants.

         You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading "Incorporation of Certain Documents by Reference" before you decide to invest in our ordinary shares.

         Our ordinary shares are quoted on the Nasdaq National Market under the symbol "VOCL." The last reported sale price of our ordinary shares on the Nasdaq National Market on April 2, 2004 was $4.20 per share.

         Investing in our ordinary shares involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus to read about factors you should consider before purchasing our ordinary shares.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     _____________________________________



                 The date of this prospectus is        , 2004

                               TABLE OF CONTENTS

                Item                                                    Page
-------------------------------------------------------------------------------

About this Prospectus                                                    3
The Company                                                              3
The Offering                                                             3
Risk Factors                                                             4
Where You Can Find More Information                                     12
Incorporation of Certain Documents by Reference                         13
Forward-Looking Statements                                              14
Use of Proceeds                                                         15
Selling Shareholders                                                    15
Plan of Distribution                                                    19
Validity of Securities                                                  21
Experts                                                                 21
Enforceability of Civil Liabilities                                     22



         You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and any underwriter or agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                             ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the United States Securities and Exchange Commission, or the SEC, utilizing a "shelf" registration process. Under this shelf process, the selling shareholders may offer up to a total of 3,600,000 ordinary shares, from time to time, in one or more offerings in any manner described under the section in this prospectus entitled "Plan of Distribution."

         Unless the context otherwise requires, all references in this prospectus to "VocalTec," "we," "our," "our company," "us" and the "Company" refer to VocalTec Communications Ltd. and its consolidated subsidiaries.

         All references in this prospectus to "ordinary shares" refer to our ordinary shares, par value 0.01 NIS per share.

         All references in this prospectus to "dollars" or "$" are to United States dollars.

         All references in this prospectus to "shekels" or "NIS" are to New Israeli Shekels.


                                  THE COMPANY

         Our commercial and legal name is VocalTec Communications Ltd. We are a company organized under the laws of the State of Israel and are subject to the Israel Companies Law 1999 - 5759. We began operations in 1989. Our principal offices are located at 2 Maskit Street, Herzlia Pituach 46733, Israel and our telephone number is + 972-9-970-7800. Our U.S. agent is our subsidiary, VocalTec Communications Inc., located at Two Executive Drive, Suite 592, Fort Lee, NJ 07024, telephone: (201) 228-7000. Our website address is www.vocaltec.com. The information contained on, or linked from, our website is not a part of this prospectus.

         We are a leading supplier of packet-based voice solutions for next generation telecommunication networks suitable for the telecommunications and enterprise markets. Our solutions incorporate carrier-class switching equipment and software that enables voice to be delivered over packet-based networks, including the Internet. Our solutions enable telecommunications carriers and service providers to reduce both capital and operating expenses by utilizing a more efficient network infrastructure to establish and operate voice networks. In addition, our solutions provide a platform for telecommunications carriers and service providers to increase their revenues through the delivery of Internet Protocol, or IP, based voice and data services (such as voice virtual private networks), helping them to retain and expand their customer base.


                                  THE OFFERING

         On March 11, 2004, we completed a private placement transaction in which we issued 2,400,000 of our ordinary shares at $4.10 per share, for an aggregate purchase of approximately $9.8 million before expenses, and warrants to purchase up to 1,200,000 of our ordinary shares. The warrants are exercisable for four and a half years, beginning on September 12, 2004, and have an exercise price of $4.75. We agreed with the recipients of our ordinary shares and warrants to register for public resale the 2,400,000 ordinary shares issued to them in the private placement and the 1,200,000 ordinary shares issuable to them upon exercise of the warrants. This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the SEC, to satisfy our obligations to the recipients of our common stock and warrants.

         Accordingly, this prospectus covers:

         o the resale by selling shareholders of our ordinary shares issued in the private placement; and

         o the resale by selling shareholders of our ordinary shares issuable upon exercise of the warrants issued in the private placement.

         Investing in our ordinary shares involves risks. You should carefully consider the information under "Risk Factors" beginning on page 4 and the other information included or incorporated by reference in this prospectus before investing in our ordinary shares.

                                  RISK FACTORS

         You should carefully consider the risks described below and all the information contained or incorporated by reference into this prospectus before making an investment decision regarding our ordinary shares. The risks described below are not the only risks facing our company. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our ordinary shares could decline due to any of these risks, and you may lose all or part of your investment.

         WE HAVE EXPERIENCED AND MAY CONTINUE TO EXPERIENCE SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY RESULTS, WHICH MIGHT MAKE IT DIFFICULT FOR INVESTORS TO MAKE RELIABLE PERIOD-TO-PERIOD COMPARISONS AND MAY CONTRIBUTE TO VOLATILITY IN THE MARKET PRICE FOR OUR ORDINARY SHARES.

         Our operating results have fluctuated and may continue to fluctuate from period to period for a number of reasons. Over the past few years, telecommunications carriers, who are our primary customers, have reduced their capital expenditures as a result of excess capacity, heavy debt, and significant operating losses. In addition, the Voice over Internet Protocol, or VoIP, market for telecommunications carriers is experiencing a shift from H.323 technology to softswitch technology, resulting in a transitional period for many VoIP vendors, including ourselves. Large carriers have only recently begun to show a serious interest in migrating their public switch telephone networks, or PSTN, to VoIP softswitch networks, and there is still uncertainty with respect to the extent and timing of shifting PSTN networks to VoIP softswitch networks. We have long sales cycles and short delivery cycles, and as a result we do not usually have a large order backlog. These factors make the forecasting of sales inherently uncertain. Significant annual and quarterly fluctuations in our results of operations may also be caused by, among other factors, the timing and composition of orders from our customers, reduced prices for our products, the economic viability and credit-worthiness of our customers, and the collectability of our receivables, some of which are recognized on a cash basis, the timing of new product announcements and releases by us and by our competitors, and still generally depressed economic conditions in the telecommunications markets and the VoIP industry in which we operate.

         Our future results may also be affected by factors that include our ability to continue to develop, introduce and deliver enhanced and new products in a timely manner, to offer new products at competitive prices, to offer existing products at lower prices, to compete with competitors that are larger than we are, and to anticipate customer demands. There can be no assurance that sales in any particular quarter will not be lower than those of the preceding quarters, including comparable quarters.

         As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. The volatility in our operating results may also result in significant volatility in our share price. Furthermore, our share price is also subject to the price volatility experienced by many companies in the telecommunications sector, VoIP industry and related sectors. It is also possible that our quarterly results of operations may be below the expectations of public market analysts and investors. If this happens, the price of our ordinary shares is likely to decrease.

         WE HAVE INCURRED SIGNIFICANT HISTORICAL OPERATING LOSSES AND MAY CONTINUE TO INCUR OPERATING LOSSES.

         Since our incorporation in 1989, we have had limited sales and have incurred significant operating losses. We had operating losses in 2003, 2002 and 2001 of $8.1 million, $21.7 million, and $23.6 million, respectively. To achieve profitability and increased sales levels, we must, among other things, establish and increase market demand and acceptance of our products and systems, respond effectively to competitive pressures, offer high quality customer service and support, and introduce advanced versions, enhancements, and new products that meet market needs on a timely basis.

         We may continue to incur operating losses in 2004 and thereafter if revenues are insufficient to cover sales and marketing, product development, administrative and other expenses. If revenue levels do not sufficiently increase, operating results will be adversely affected because any reduction in expenses may not sufficiently cover reduction in revenues. There can be no assurance that we will achieve or sustain significant sales or profitability in the future.

         IF VOIP MARKETS FOR OUR PRODUCTS AND TECHNOLOGY FAIL TO GROW, OR OUR CURRENT OR NEW PRODUCTS FAIL TO ACHIEVE MARKET ACCEPTANCE, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         The markets for our products are relatively new, are rapidly evolving technologically, and are characterized by competitors that have developed similar products and services. Conversion from PSTN to VoIP is not as widespread as expected, and carriers are only now beginning to show a serious interest in migrating their PSTN networks to VoIP softswitch networks. Sales of VoIP products have fluctuated and have been generally unpredictable, as fluctuation in demand for voice infrastructure products is dependent on the customers establishing and/or expansion of their networks. As is typical in the case of an evolving industry, demand and market acceptance for recently introduced technology products and services are subject to a high level of uncertainty. Further, there is continuing uncertainty as to whether and when the size of the VoIP market will further increase, if at all. Broad market demand and acceptance of our technology, products and solutions, including our new Essentra product line, and interoperability of our products with other VoIP products are very important to our success and to our ability to generate revenues. Market demand and acceptance of our technology, products and solutions will be highly dependent on functionality, interoperability, reliability, stability and performance as well as on matters beyond our control such as the introduction of competing products or technologies into the market before our new technologies and products. There can be no assurance that packet based voice networks will become widespread, that connections between IP networks and the publicly switched telephone networks, or PSTN, will become widespread or that our products and solutions, including our new Essentra softswitch, will generate sales or gain market acceptance. The adaptation process of connecting IP networks and PSTNs can be time consuming and costly to both us and our customers and the acceptance of the product or system may depend, to a substantial extent, on the success of the adaptation. There can be no assurance that the market for our products and services will grow above current levels or that our products and solutions will achieve market acceptance. If the market does not grow above current levels, or if our products and solutions do not achieve market acceptance, our business, financial condition and results of operations will be materially adversely affected.

         LOW LEVELS OF CAPITAL SPENDING BY TELECOMMUNICATIONS COMPANIES WILL ADVERSELY AFFECT OUR REVENUES AND OUR FUTURE GROWTH.

         The turbulent economic events of the past several years precluded the establishment of potential new carrier customers. In addition, numerous competitive local exchange carriers entered into bankruptcy, while other existing telecommunications providers, including many of our customers, sustained significant economic losses and were forced to reduce planned capital expenditures in order to reduce debt and operating expenses. This environment resulted in decreased market demand for our products and longer sales and procurement cycles, and adversely affected our revenues.

         IF OUR RELATIONSHIPS WITH OUR KEY CUSTOMERS ARE TERMINATED, OUR REVENUES WILL DECLINE AND OUR BUSINESS WILL BE ADVERSELY AFFECTED.

         During 2003, our two main customers, Deutsche Telekom and its T-Systems subsidiary and DataAccess (India) Limited, accounted for 52% and 22% of our sales, respectively. If for any reason, our relationship with Deutsche Telekom or DataAccess is terminated, or if either of these key customers reduces purchases of our products, then our business, financial condition and results of operations would be materially adversely affected. In addition, if any of our key customers decided to replace our existing equipment in their networks with competitor's equipment, this would pose a serious competitive problem. The impact of the termination or reduction of our key customer relationships would be intensified if we are unable to increase sales to other customers in order to offset this termination or reduction.

         IF OUR NEW SOLUTIONS DO NOT MEET MARKET AND CUSTOMER REQUIREMENTS OR IF OUR PRODUCTS DO NOT ACHIEVE INDUSTRY STANDARD CERTIFICATIONS IN EXISTING OR EMERGING MARKETS, WE WILL NOT ATTRACT AND RETAIN CUSTOMERS.

         Maintaining and increasing our sales revenues are dependent upon the ability of our products to meet market and customer requirements. To this end, we are involved in a continuous process to evaluate changing market demands and customer requirements, and to develop and introduce new products, features and applications to meet such changing demands and requirements. A number of risks are inherent in this process. We may not successfully anticipate market requirements or complete the development or introduction of these products. In addition, the development of new technologies and products is increasingly complex and uncertain. This can result in delay in the introduction of new technologies and products, and requires close collaboration and continued technological advancement involving multiple hardware and software design teams and outside suppliers of key components. The failure of any one of these elements could cause new products to fail to meet specifications, market requirements or customer demands, or to miss delivery schedules. As the variety and complexity of our product lines increase, the process of planning production and inventory levels also becomes increasingly complex.

         Our results could be adversely affected by factors such as lack of market acceptance of our new products, development or manufacturing delays, and delays in customer purchases of products in anticipation of the introduction of new products and the rapidly changing landscape of emerging standards. In addition, products in our inventory that are not timely sold may become obsolete, resulting in inventory write-downs.

         Further, telecommunications carriers outside the U.S. increasingly require that VoIP products be designed to meet local homologation requirements to demonstrate interoperability with existing networks of incumbent telecommunications carriers, each of which may have different specifications. Failure to obtain such homologation certifications or other industry standard certifications for our products may result in decreased revenues, significant warranty, support and repair costs, may divert the attention of our engineering personnel, and cause significant customer relations problems.

         WE MAY NEED TO RAISE ADDITIONAL FUNDS TO SUSTAIN OUR FUTURE OPERATIONS, RESEARCH AND DEVELOPMENT AND SALES INFRASTRUCTURES. ADDITIONAL CAPITAL MAY NOT BE AVAILABLE ON TERMS ACCEPTABLE TO US OR AT ALL, AND IF RAISED MAY DILUTE OUR SHAREHOLDERS.

         Our total cash, cash equivalents, restricted cash, and short-term deposits as of December 31, 2003 were approximately $12.2 million. In March 2004, we completed a private placement of equity securities to institutional investors of 2.4 million of our ordinary shares. We received approximately $9.3 million, net of expenses, which will be used for working capital and general corporate purposes. We also issued to the institutional investors warrants to purchase up to 1.2 million ordinary shares at an exercise price of $4.75 per share. The warrants are exercisable for four and a half years, beginning six months after closing. If we do not increase our revenues, we may need to further reduce expenses and/or raise additional capital or funds in order to cover the cost of our operations, research and development, and sales infrastructures. Such additional funding, whether obtained through public or private debt or equity financing, or from strategic alliances, may not be available when needed or may not be available on terms acceptable to us, if at all. If additional funds are raised through the issuance of equity securities, the value of our shares may decrease, the percentage ownership of our then current shareholders may be diluted and such equity securities may have rights, preferences or privileges senior or more advantageous to those of the holders of our ordinary shares. If additional funds are raised through debt instruments, we may become subject to various covenants, restrictions, pledges and other security interests that typically accompany such funding. Any downturn in capital markets and the potential difficulties in raising funds faced by high technology companies are likely to make it difficult to raise additional capital.

         THE MARKET PRICE OF OUR ORDINARY SHARES MAY BE VOLATILE AND INVESTORS MAY NOT BE ABLE TO RESELL THEIR SHARES AT OR ABOVE THE PRICE PAID, OR AT ALL.

         In addition to our significant operating losses, generally depressed economic conditions have adversely affected our share price and trading volumes over the past few years. In December 2002, the Nasdaq approved our application to transfer the quotation of our ordinary shares to the Nasdaq SmallCap Market from the Nasdaq National Market. On July 29, 2003, our ordinary shares were listed back on the Nasdaq National Market, where they continue to be traded under the symbol "VOCL".

         Additional factors that could cause the market price of our stock to further decrease significantly include the loss of any of our major customers or key personnel, new product developments or enhancements by our competitors, sales of our securities by our shareholders, quarterly fluctuations in actual or anticipated operating results, continued significant operating losses, market conditions in the industry, analysts reports, announcements by competitors, regulatory actions or other events or factors, including the risk factors described herein and general economic conditions. In the past, following decreases or volatility in the market price of a company's securities, securities class action litigation has often been instituted. Such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on our business, operating results and financial condition.

         WE ARE SUBJECT TO STRONG COMPETITION. GREATER MARKET DEMAND AND ACCEPTANCE OF OUR COMPETITORS' PRODUCTS AND TECHNOLOGY COULD RESULT IN REDUCED REVENUES OR GROSS MARGINS.

         The competition in the VoIP communications market is very strong. Our competitors include telecommunications companies, data communication companies and pure voice over IP companies. Almost all of our competitors are larger than we are, and can offer more comprehensive solutions either on their own or by partnering with others. In addition, many of our competitors have greater name recognition, larger installed customer bases, broader product offerings, and significantly greater financial, technical and marketing resources than we do. Such competition may result in a reduction in prices. Even if we reduce the prices of our products, there can be no assurance that we will be able to successfully launch our new products, or compete successfully and effectively for deals against other companies' product offerings. Furthermore, if we reduce our prices below current levels due to the competition, our operating losses may increase and we may be unable to maintain revenues and gross margins.

         We expect that additional companies will compete in the packet based voice networks market. In the future, we may also develop and introduce other products with new or additional telecommunications capabilities or services. As a result of any such development or introductions, we may compete directly with traditional telecommunications infrastructure and service providers. Additional competitors may include companies that currently provide computer software products and services, such as telephone, media, and cable television. The ability of some of our competitors to bundle other enhanced services and other products with VoIP products could give these competitors an advantage over us.

         OUR COSTS OF SALES HAVE INCREASED AND ARE EXPECTED TO CONTINUE INCREASING DUE TO INCREASED COMPETITION, AND THE PROVISIONING OF TURNKEY SOLUTIONS. THIS HAS AND WILL CONTINUE TO NEGATIVELY IMPACT OUR OPERATING MARGINS.

         During the past few years, our costs of sales have increased due to the higher costs of the hardware components contained in our solutions. Further, most of our customers and potential customers are demanding end-to-end turnkey solutions consisting of all necessary hardware and software for their VoIP communications solutions. Accordingly, we purchase hardware components, such as servers and circuit boards to integrate into our solutions from a small number of manufacturers some of which may not always have sufficient quantities of inventory available to timely fill our orders. We also rely on partial outsourcing for the integration and assembly of our turnkey solutions.

         IF WE ARE UNABLE TO MAINTAIN OUR RELATIONSHIPS WITH OUR SUPPLIERS, OR IF OUR SUPPLIERS' BUSINESSES ARE ADVERSELY AFFECTED BY DEVELOPMENTS UNRELATED TO US, OUR SALES COULD BE HARMED.

         We are dependent on a number of suppliers for the manufacture, supply and support of hardware components that are integrated into our solutions. We do not have long-term contracts with some of our suppliers and integrators, and they are not obligated to provide us with products or services for any specified period of time. If any of our hardware manufacturers or integrators cease production, cease operations or fail to make timely delivery of orders, we may not be able to meet our delivery obligations to our customers, and may lose revenues and suffer damage to our customer relationships. The need to stock up on such components would increase our inventories and costs of sales, and would negatively impact our gross margins. In addition, increased inventory levels may result in obsolete inventory if such inventory was not sold. Any continuation or intensification of these trends would negatively affect our results of operations and could delay or prevent us from achieving profitability.

         POLITICAL, ECONOMIC AND MILITARY CONDITIONS IN DOMESTIC OR FOREIGN LOCATIONS, INCLUDING ISRAEL, COULD NEGATIVELY IMPACT OUR BUSINESS.

         Significant portions of our operations are conducted outside the United States, and our principal offices and research and development facilities are located in the State of Israel. Although virtually all of our sales currently are made to customers outside Israel, we are nonetheless directly influenced by the political, economic, military and other conditions in and around Israel and in other countries in which our business is located or in which our products are sold. In addition, any major hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners could have a material adverse effect on our business, financial conditions or results of operations.

         The general state of political and economic instability in the Middle East has adversely affected security and economic conditions in Israel. Throughout the years, Israel experienced hostilities with its Arab neighbors, and several Arab countries still restrict business with Israeli companies. Since October 2000, there has been a significant increase in hostility and violence between Israel and the Palestinians.

         It is possible that the situation may deteriorate further and may impact our operations in Israel. There can be no assurance that ongoing or revived hostilities or other events related to Israel will not have a material adverse effect on us or on our business. In addition, we could be adversely affected by restrictive laws or policies directed towards Israel and Israeli businesses.

         WE EXTEND CREDIT TO CUSTOMERS FOR PURCHASES OF OUR PRODUCTS AND MAY NOT BE ABLE TO COLLECT ACCOUNTS RECEIVABLE.

         A portion of our receivables result from credit extended to customers for purchases of our products. There can be no assurance that any of our accounts receivable will be completely collected. Any failure in the collection of accounts receivables will adversely affect our cash flow position and will result in decreased revenues.

         SOME OF OUR DIRECTORS, OFFICERS AND EMPLOYEES ARE OBLIGATED TO PERFORM MILITARY RESERVE DUTY.

         Some of our Israeli directors, and many of our Israeli male officers and employees, are currently obligated to perform up to 36 days of annual reserve duty. Additionally, all such persons are subject to being called to active duty at any time under emergency circumstances. We have operated effectively under these requirements since we began operations. No assessment can be made, however, as to the full impact of these requirements on our workforce or business if conditions should change, and we cannot predict the effect on us of any expansion or reduction of these obligations.

         UNDETECTED ERRORS OR DEFECTS IN OUR PRODUCTS COULD INCREASE OUR COSTS AND HARM OUR BUSINESS.

         Products offered by us may contain undetected errors or defects when first introduced or as new versions are released. The introduction of products with reliability, quality or compatibility problems could result in reduced revenues and orders, uncollectible accounts receivable, delays in collecting accounts receivable and additional costs. There can be no assurance that, despite testing by us or by our customers, errors will not be found in our products after commencement of commercial deployment. Errors of this sort could result in product redevelopment costs and loss of market demand, delay in market acceptance, loss of revenues, loss of market share, loss of potential new customers, and increased warranty and maintenance costs. In addition, there can be no assurance that we will not experience significant product returns in the future. Any such event could have a material adverse effect on our business, financial condition or results of operations.

         WE ARE DEPENDENT UPON THE CONTINUED EMPLOYMENT OF KEY PERSONNEL.

         Our future success depends to a significant extent upon the continued active participation of Dr. Elon Ganor, our Chairman of the Board of Directors and Chief Executive Officer. The loss of his services could have a material adverse effect on our business. In addition to Dr. Ganor, the success of our company depends upon the continued services of our senior executive officers. These officers, including Dr. Ganor, are not bound by employment agreements for any specific term. The loss of the services of any of our officers may adversely affect the development and sales of our products, and the management of our company. Our future is also dependent upon our continuing ability to attract and retain highly qualified personnel and key engineers, to perform research and development, commercialize products, and perform the sales and marketing functions required to bring these products to the market. There can be no assurance that we will continue to attract and retain such personnel.

         OUR INTERNATIONAL OPERATIONS EXPOSE US TO THE RISKS INHERENT IN CONDUCTING BUSINESS IN INTERNATIONAL MARKETS.

         A substantial portion of our sales are in international markets. There are certain risks inherent in conducting business in international markets, including unexpected changes in regulatory requirements, export restrictions, homologation certifications, tariffs and other trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, credit-worthiness of potential customers, and political instability, all of which can adversely impact the success of our international operations. There can be no assurances that one or more of such factors will not have a material adverse effect on our international operations and, consequently, on our business, financial condition or results of operations.

         WE MAY BE UNABLE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WHICH MAY LIMIT OUR ABILITY TO COMPETE EFFECTIVELY.

         Our success is dependent, to a certain extent, upon our proprietary technology. We currently rely on a combination of trade secret, patent, copyright and trademark law, together with non-disclosure, contractual licensing restrictions, and invention assignment agreements, to establish and protect the proprietary rights and technology used in our products. There can be no assurance, however, that such measures will provide commercially significant protection for our proprietary technology, that competitors will not develop products with features based upon, or otherwise similar to, our products or that we will be able to prevent competitors from selling similar products.

         In addition, the software market has traditionally experienced widespread unauthorized reproduction of products in violation of manufacturers' intellectual property rights. Such activity is difficult to detect and legal proceedings to enforce the manufacturers' intellectual property rights are often burdensome and involve a high degree of uncertainty and costs. Unauthorized use and reproduction of the registration codes contained in our various software products has occurred from time to time and may continue to occur in the future. There can be no assurance that our software products will not experience unauthorized use or reproduction on a massive scale, which will adversely affect our business, financial condition and results of operations.

         LITIGATION AND OTHER DISPUTES REGARDING OUR INTELLECTUAL PROPERTY COULD PROVE COSTLY AND THEREBY ADVERSELY IMPACT OUR FINANCIAL POSITION AND COULD ALSO RESULT IN AN INJUNCTION OR JUDGMENT AGAINST US, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

         Third parties have asserted patent infringement and other claims against us from time to time. A number of these claims were directed at certain basic and fundamental components of our products. There can be no assurance that third parties will not assert such claims against us in the future or that such present and future claims will not be successful. Patents relating to basic technologies in the communications and multimedia areas have been recently allowed and patents may be filed in the future which relate to basic technologies incorporated in our products. We would incur substantial costs and would experience diversion of management resources with respect to the defense of any claims relating to proprietary rights, and this could have a material adverse effect on our business, financial condition and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief which could effectively block our ability to make, use, sell, distribute or otherwise license our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, financial condition and results of operations. Litigation, which is generally costly and time consuming, may be necessary to determine the scope and validity of others' proprietary rights or to enforce any patents issued to us, in judicial or administrative proceedings. In the event a claim relating to proprietary technology or information is asserted against us, we may seek licenses for such intellectual property. There can be no assurance, however, that licenses could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to us. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of our products and, therefore, could have a material adverse effect on our business, financial condition or results of operations. The cost of responding to any such claim may be material, whether or not the assertion of such claim is valid.

         IF WE ARE UNABLE TO MAINTAIN OUR RELATIONSHIPS WITH OUR DISTRIBUTORS, OR IF OUR DISTRIBUTORS' BUSINESSES ARE ADVERSELY AFFECTED BY DEVELOPMENTS UNRELATED TO US, OUR SALES COULD BE HARMED.

         Our marketing strategy includes sales through distributors and resellers, as well as direct sales by our own sales force. There is no assurance that we will be successful in extending the terms of our various agreements or in establishing similar relationships with other entities if our current agreements are not extended, and changes in our relationships with our suppliers, distributors, value added resellers and agents, or other changes to their respective businesses could have a material adverse effect on our business, financial condition or results of operations.

         ANY FUTURE MERGERS WITH OR ACQUISITIONS OF COMPANIES OR TECHNOLOGIES AND THE RESULTANT INTEGRATION PROCESS MAY DISTRACT OUR MANAGEMENT AND DISRUPT OUR BUSINESS.

         One of our business strategies is to pursue strategic partnerships, alliances, mergers and/or acquisitions of complementary businesses, products and technologies. Pursuit of such strategies requires significant investments in management time and attention.

         We have no current understandings, commitments or agreements with respect to any mergers or acquisitions. However, mergers with or acquisitions of companies involve a number of risks including the difficulty of assimilating the operations and personnel of the merged or acquired companies and of maintaining uniform standards, controls and policies. There can be no assurance that technology or rights acquired by us will be incorporated successfully into products we introduce or market, that such products will achieve market acceptance or that we will not encounter other problems in connection with such acquisitions. If we consummate one or more significant acquisitions in which the consideration consists of ordinary shares, shareholders would suffer significant dilution of their interests in us.

         OUR PRINCIPAL SHAREHOLDERS, INCLUDING OUR EXECUTIVE OFFICERS AND DIRECTORS, ARE ABLE TO INFLUENCE MATTERS REQUIRING SHAREHOLDER APPROVAL.

         As of March 30, 2004, our principal shareholders, including our directors and certain executive officers, beneficially owned more than 30.6% of our outstanding ordinary shares. As a result, such shareholders together have the ability to significantly influence the election of our directors and most corporate actions.

         CERTAIN PROVISIONS OF OUR ARTICLES OF ASSOCIATION AND ISRAELI LAW COULD DELAY, HINDER OR PREVENT A CHANGE IN OUR CONTROL.

         Our articles of association contain provisions that could make it more difficult for a third party to acquire control of us, even if that change would be beneficial to our shareholders. Specifically, our articles of association provide that our board of directors is divided into three classes, each serving three-year terms. In addition, certain provisions of the Israeli Companies Law, which came into effect in February 2000, could also delay or otherwise make more difficult a change in our control.

         OUR UNITED STATES INVESTORS COULD SUFFER ADVERSE TAX CONSEQUENCES IF WE ARE CHARACTERIZED AS A PASSIVE FOREIGN INVESTMENT COMPANY.

         Depending on various factors, we could be characterized, for United States income tax purposes, as a passive foreign investment company, or PFIC. Such characterization could result in adverse United States tax consequences to any beneficial owner of our ordinary shares who, for United States federal income tax purposes, is (i) a citizen or resident of the United States, (ii) a corporation or partnership (or other entity or arrangement treated as a corporation or partnership) organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of source, or (iv) a trust, if a United States court is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or a trust that was in existence on August 10, 1996 and validly elected to continue to be treated as a domestic trust. Our status as a PFIC could cause, among other things, any gain recognized on the sale or disposition of our ordinary shares to be treated as ordinary income for persons that meet one of the criteria set forth in clauses (i) through (iv). Although we do not believe that we have been a PFIC for any tax year through and including 2003, we may be deemed to have been a PFIC by the United States Internal Revenue Service during 2001 and 2002 as a result of our substantial holdings of cash, cash equivalents and securities combined with a decline in our share price. Furthermore, even if we have not been a PFIC in past years, there can be no assurance that we will not be a PFIC in the future.

         THE TAX AND OTHER BENEFITS AVAILABLE TO US FROM ISRAELI GOVERNMENT PROGRAMS MAY BE DISCONTINUED OR REDUCED AT ANY TIME, WHICH WOULD LIKELY INCREASE OUR TAXES IN THE LONG TERM AND OUR NET RESEARCH AND DEVELOPMENT EXPENSES.

         We benefit from certain tax and other benefits, particularly as a result of the "Approved Enterprise" status of certain existing facilities and approved programs from the Government of Israel. In addition, we benefit from participation by the Office of the Chief Scientist of the State of Israel in research and development projects. To be eligible for these participations and tax benefits, we must continue to meet certain conditions, including, with respect to the tax benefits, making certain specified investments in fixed assets. There can be no assurance that such participations and tax benefits will be continued at their current levels or otherwise. The termination or reduction of certain tax benefits (particularly benefits available to us as a result of the "Approved Enterprise" status of certain of our existing facilities and approved programs) could have a material adverse effect on our business, financial condition or results of operations. The termination or reduction of the participation of the Chief Scientist in research and development projects could increase our net research and development expenses or limit or terminate certain research and development projects.

         WE MAY BE ADVERSELY AFFECTED IF THE RATE OF INFLATION IN ISRAEL EXCEEDS THE RATE OF DEVALUATION OF THE NEW ISRAELI SHEKEL (NIS) AGAINST THE DOLLAR.

         A significant portion of our sales are made outside of Israel in dollars and we incur a significant portion of our expenses in NIS. The cost of our operations in Israel, as expressed in dollars, is influenced by the extent to which any increase in the rate of inflation is not offset by the devaluation of the NIS in relation to the dollar. During the calendar years 2001, 2002 and 2003 the annual rate of inflation (deflation) was 1.4%, 6.5% and -1.9% respectively. In 2001 and 2002, the NIS was devalued against the dollar by approximately 9.3% and 7.3% and appreciated against the dollar by 7.6% in 2003. As of March 25, 2004, the rate of inflation for 2004 was 0%, and the NIS depreciated by approximately 3.3%. Although to date we have not purchased forward currency options to decrease our exchange rate risk, we may do so in the future, to the extent we deem it advisable.

         SERVICE AND ENFORCEMENT OF LEGAL PROCESS ON US AND OUR DIRECTORS AND OFFICERS MAY BE DIFFICULT TO OBTAIN.

         Service of process upon our non-U.S. directors and officers may be difficult to obtain within the United States. Furthermore, any judgment obtained in the United States against us or these individuals may not be collectible within the United States. There is doubt as to the enforceability of civil liabilities under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, in original actions instituted in Israel. However, subject to certain time limitations and other conditions, Israeli courts may enforce final judgments of United States courts for liquidated amounts in civil matters, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act.

         COMMUNICATIONS AUTHORITIES MAY IMPOSE CHARGES, CONTRIBUTION AND OTHER COMMON CARRIER REGULATIONS ON IP TELEPHONY PROVIDERS.

         To date, neither the Federal Communications Commission, or the FCC, state communications authorities, nor the communications authorities of other countries have subjected IP telephony providers or VoIP solutions providers to the regulations that apply to long distance telecommunications carriers. At this time it is uncertain whether or to what extent the FCC, state communications authorities, or the communications authorities of other countries will impose access charges, universal service contributions, and other common carrier regulations on IP telephony providers or to VoIP solutions providers. There can be no assurance that future action by the FCC or other communications authorities will not have an impact on us, directly or indirectly.


                      WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities offered by this prospectus. However, as is permitted by the rules and regulations of the SEC, this prospectus, which is part of our registration statement on Form F-3, omits certain non-material information, exhibits, schedules and undertakings set forth in the registration statement. For further information about us, and the securities offered by this prospectus, please refer to the registration statement.

         We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports, including annual reports on Form 20-F by June 30 of each year. We also furnish to the SEC under cover of Form 6-K material information required to be made public in Israel, filed with and made public by any stock exchange or distributed by us to our shareholders.

         The registration statement on Form F-3 of which this prospectus forms a part, including the exhibits and schedules thereto, and reports and other information filed by us with the SEC may be inspected without charge and copied at prescribed rates at the SEC's Public Reference Room at 450 Fifth Street, NW., Washington, D.C. 20549. Copies of this material are also available by mail from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Washington D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC (http://www.sec.gov).

         As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. In addition, our officers, directors and principal shareholders are exempt from the "short-swing profits" reporting and liability provisions contained in Section 16 of the Exchange Act and related Exchange Act rules.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with or submit to it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with or submitted to the SEC will update and supersede this information. We incorporate by reference into this prospectus the documents listed below:

         (a) Our annual report on Form 20-F for the fiscal year ended December 31, 2003, filed with the SEC on April 2, 2004 (SEC File No. 2-0-27648);

         (b) Our current reports on Form 6-K, submitted to the SEC on January 29, 2004 and March 11, 2004; and

         (c) The description of our ordinary shares contained in our registration statement on Form 8-A (SEC File No. 0-27648), filed with the SEC on January 29, 1996, and any amendment or report filed for the purpose of updating such description.

         In addition, all subsequent annual reports on Form 20-F, Form 40-F or 10-K, and all of our subsequent filings on Form 10-Q and 8-K filed by us pursuant to the Exchange Act, prior to the termination of the offering, and any reports on Form 6-K subsequently submitted to the SEC or portions thereof that we specifically identify in such forms as being incorporated by reference into the registration statement of which this prospectus forms a part, shall be considered to be incorporated into this prospectus by reference and shall be considered a part of this prospectus from the date of filing or submission of such documents.

         As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document.

         We will deliver to each person (including any beneficial owner) to whom this prospectus has been delivered a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus. We will provide this information upon written or oral request, and at no cost to the requester. Requests should be directed to:

         VocalTec Communications Ltd.
         2 Maskit Street, Herzlia Pituach
         Israel 46733
         Tel.:   (+972) 9-970-7800
         Fax:    (+972) 9-956-1867
         Attn.:  Terry Gerstner, Adv.
                 General Counsel


                           FORWARD-LOOKING STATEMENTS

         This prospectus contains or incorporates historical information and forward-looking statements within the meaning of the federal securities laws. Statements looking forward in time are included in this prospectus pursuant to the "safe harbor" provision of the private securities litigation reform act of 1995. They involve known and unknown risks and uncertainties that may cause our actual results in future periods to be materially different from any future performance suggested herein, including all of the risks and uncertainties discussed under "Risk Factors" and elsewhere in this prospectus. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements and you should therefore not rely on these forward-looking statements, which are applicable only as of the date hereof.

         We urge you to consider that statements that use the terms "believe," "do not believe," "expect," "plan," "intend," "estimate," "anticipate," "project" and similar expressions are intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Our actual results may differ materially from the results discussed in forward-looking statements. Factors that could cause our actual results to differ materially include, but are not limited to, those discussed above under "Risk Factors", elsewhere in this prospectus and in the documents we have incorporated by reference.

         Except as required by applicable law, including the securities laws of the U.S., we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise and we disclaim any obligation to publicly revise any such statements to reflect any change in expectations or in events, conditions, or circumstances on which any such statements may be based.


                                USE OF PROCEEDS

         We will not receive any proceeds from the sale of the ordinary shares by the selling shareholders in this offering. If the warrants are exercised in full, we would realize proceeds, before expenses in the amount of $5,700,000. The net proceeds of the exercise of the warrants will be used for working capital and general corporate purposes.


                              SELLING SHAREHOLDERS

         The selling shareholders, including their transferees, pledgees, donees or any of their successors in interest may, from time to time, offer and sell the ordinary shares covered by this prospectus. The ordinary shares and the warrants to purchase ordinary shares were issued to the selling shareholders pursuant to the transaction described above under "The Offering."

         On March 11, 2004, we completed a private placement transaction in which we issued 2,400,000 of our ordinary shares at an aggregate purchase price of $9.8 million ($9.3 million net of expenses), or $4.10 per ordinary share, as well as warrants to purchase up to 1,200,000 of our ordinary shares at an exercise price of $4.75 per share. The warrants are exercisable for four and a half years, beginning on September 12, 2004.

         Pursuant to the terms of the securities purchase agreement, we agreed to prepare and file with the SEC, not later than April 9, 2004, a registration statement on Form F-3, to enable the resale by the selling shareholders from time to time on Nasdaq of the shares issued to the selling shareholders and the sale of the shares underlying the warrants issued to the selling shareholders as described above. We also agreed to use all commercially reasonable efforts to cause such registration statement, among other things, to remain continuously effective until the earlier of (i) the second anniversary of the effective date of the registration statement, (ii) the date on which all of the shares issued and shares underlying warrants issued to the selling shareholders as described above have been sold hereunder or (iii) the date on which all of the shares issued and shares underlying warrants issued to the selling shareholders as described above can be sold by holders thereof pursuant to Rule 144(k) promulgated under the Securities Act.

         The selling shareholders agreed that they will not offer to sell or make any sale, assignment, pledge, hypothecation or other transfer with respect to the shares issued and shares underlying warrants issued to the selling shareholders as described above that would constitute a sale within the meaning of the Securities Act, except pursuant to either (i) an effective registration statement, (ii) Rule 144 promulgated under the Securities Act or (iii) any other exemption from registration under the Securities Act.

         The following table presents information with respect to the beneficial ownership of our ordinary shares by each selling shareholder and the number of shares that may be offered for sale pursuant to this prospectus by each such selling shareholder. This information was compiled from information provided to us by or on behalf of the selling shareholders with respect to their holdings as of March 10, 2004. The amounts set forth may have increased or decreased since the date such information was provided. Our registration of these shares does not necessarily mean that the selling shareholders will sell any or all of the registered shares. Since the selling shareholders may sell all or part of their shares and such offerings are not being underwritten on a firm commitment basis, no estimate can be given as to the number of shares that will be held by any selling shareholder upon termination of any offering made hereby.


--------------------------------------- ---------------------------- ----------------------------- --------------------
                                             Number of Shares           Percent of Outstanding
     Name and Address of Selling         beneficially owned prior        Shares prior to the        Number of Shares
             Shareholder                    to the Offering(1)               Offering (2)           to be Offered(3)
--------------------------------------- ---------------------------- ----------------------------- --------------------
Longview Equity Fund, LP                          207,000                        1.4%                    310,500
25 Longview Court
Hillsborough, CA 94010

--------------------------------------- ---------------------------- ----------------------------- --------------------
Longview International Equity Fund, LP             69,000                        0.5%                    103,500
c/o Redwood Grove Capital Management, LLC
25 Longview Court
Hillsborough, CA  94010

--------------------------------------- ---------------------------- ----------------------------- --------------------
Longview Fund, LP                                 122,000                        0.8%                    183,000
13235 Howard Avenue
Burlingame, CA  94010

--------------------------------------- ---------------------------- ----------------------------- --------------------
Gamma Opportunity Capital Partners,               122,000                        0.8%                    183,000
LP
605 Crescent Executive Center
Building 3, Suite 416
Lake Mary, FL  32746

--------------------------------------- ---------------------------- ----------------------------- --------------------
Heartland Value Fund                              445,000                        2.9%                    667,500
789 North Water Street, Suite 500
Milwaukee, WI  53202

--------------------------------------- ---------------------------- ----------------------------- --------------------
SF Capital Partners Ltd.                          250,000                        1.7%                    375,000
3600 S. Lake Drive
St. Francis, WI 53235

--------------------------------------- ---------------------------- ----------------------------- --------------------
Deutsche Bank Securities Inc.                     200,000                        1.3%                    300,000
60 Wall Street
New York, NY 10005

--------------------------------------- ---------------------------- ----------------------------- --------------------
Deephaven Small Cap Growth Fund LLC               175,000                        1.2%                    262,500
130 Cheshire Lane, Suite 102
Minnetonka, MN  55305

--------------------------------------- ---------------------------- ----------------------------- --------------------
Castle Creek Technology Partners LLC              100,000                        0.7%                    150,000
111 West Jackson Blvd., Suite 2020
Chicago, IL  60604

--------------------------------------- ---------------------------- ----------------------------- --------------------
RHP Master Fund Ltd.                              100,000                        0.7%                    150,000
c/o Rock Hill Investment Management,
L.P.
3 Bala Plaza East, Suite 585
Bala Cynwyd, PA  19004

--------------------------------------- ---------------------------- ----------------------------- --------------------
Manuel A. Villafana                                10,000                        0.07%                     15,000
c/o Perkins Capital Management
730 E. Lake Street
Wayzata, MN  55391

--------------------------------------- ---------------------------- ----------------------------- --------------------
Piper Jaffray as custodian FBO James               10,000                        0.07%                     15,000
B. Wallace SPN/PRO
c/o Perkins Capital Management
730 E. Lake Street
Wayzata, MN  55391

--------------------------------------- ---------------------------- ----------------------------- --------------------
Donald O. & Janet M. Voight TTEE's                 10,000                        0.07%                     15,000
FBO Janet M. Voight TR u/a dtd 8/29/96
c/o Perkins Capital Management
730 E. Lake Street
Wayzata, MN  55391

--------------------------------------- ---------------------------- ----------------------------- --------------------
Daniel B. and Linda O. Ahlberg JTWROS              10,000                        0.07%                     15,000
c/o Perkins Capital Management
730 E. Lake Street
Wayzata, MN  55391

--------------------------------------- ---------------------------- ----------------------------- --------------------
Alice Ann Corporation                              10,000                        0.07%                     15,000
C/o Perkins Capital Management
730 E. Lake Street
Wayzata, MN  55391

--------------------------------------- ---------------------------- ----------------------------- --------------------
David C/Carole A Brown TTEE's FBO                  10,000                        0.07%                    15,000
David C/Carole A Brown Rev TR u/a dtd
10/23/97
c/o Perkins Capital Management
730 E. Lake Street
Wayzata, MN  55391

--------------------------------------- ---------------------------- ----------------------------- --------------------
John T. Potter                                     10,000                        0.07%                    15,000
c/o Perkins Capital Management
730 E. Lake Street
Wayzata, MN  55391

--------------------------------------- ---------------------------- ----------------------------- --------------------
E. Terry Skone                                     10,000                        0.07%                    15,000
c/o Perkins Capital Management
730 E. Lake Street
Wayzata, MN  55391

--------------------------------------- ---------------------------- ----------------------------- --------------------
Basso Equity Opportunity Holding Fund              30,000                        0.2%                    45,000
Ltd.
c/o Basso Capital Management, L.P.
1266 East Main Street, 4th Floor
Stamford, CT  06902

--------------------------------------- ---------------------------- ----------------------------- --------------------
Basso Multi-Strategy Holding Fund                  40,000                        0.3%                    60,000
Ltd.
c/o Basso Asset Management, L.P.
1266 East Main Street, 4th Floor
Stamford, CT  06902

--------------------------------------- ---------------------------- ----------------------------- --------------------
DKR SoundShore Strategic Holding Fund              30,000                        0.2%                    45,000
Ltd.
c/o DKR Capital Partner, L.P.
1281 East Main Street, 4th Floor
Stamford, CT  06902

--------------------------------------- ---------------------------- ----------------------------- --------------------
Vertical Ventures, LLC                            100,000                        0.7%                    150,000
641 Lexington Avenue, 26th Floor
New York, NY  10022

--------------------------------------- ---------------------------- ----------------------------- --------------------
Kensington Partners L.P.                           80,792                        0.5%                    121,188
200 Park Avenue, Suite 3900
New York, NY  10166

--------------------------------------- ---------------------------- ----------------------------- --------------------
Bald Eagle Fund Ltd.                                4,208                        0.03%                     6,312
200 Park Avenue, Suite 3900
New York, NY  10166

--------------------------------------- ---------------------------- ----------------------------- --------------------
C.E. Unterberg, Towbin Capital                     50,000                        0.34%                     75,000
Partners I, L.P.
c/o C.E. Unterberg, Towbin
350 Madison Avenue
New York, NY  10017

--------------------------------------- ---------------------------- ----------------------------- --------------------
Portside Growth and Opportunity Fund               50,000                        0.34%                     75,000
c/o Ramius Capital Group, LLC
666 Third Avenue, 26th Floor
New York, NY  10017

--------------------------------------- ---------------------------- ----------------------------- --------------------
Crown Investment Partners, LP                      50,000                        0.34%                     75,000
540 Maryvill Centre Dr., Ste. 120
St. Louis, MO 63141

--------------------------------------- ---------------------------- ----------------------------- --------------------
Senvest Israel Partners LP                         40,000                        0.3%                     60,000
680 Fifth Avenue, Suite 1300
New York, NY  10019

--------------------------------------- ---------------------------- ----------------------------- --------------------
David I. Goodfriend                                 2,000                        0.01%                     3,000
10 Camelot Drive
Livingston, NJ  07039

--------------------------------------- ---------------------------- ----------------------------- --------------------
Amnon Mandelbaum                                   18,000                        0.1%                     27,000
345 East 94th Street, Apt. 14A
New York, NY  10128

--------------------------------------- ---------------------------- ----------------------------- --------------------
F. Berdon Co. LP                                   15,000                        0.1%                     22,500
717 Post Road, Suite 105
Scarsdale, NY  10577

--------------------------------------- ---------------------------- ----------------------------- --------------------
Covenant Capital, L.L.C.                           15,000                        0.1%                     22,500
350 California Street, Suite 1750
San Francisco, CA  94104

--------------------------------------- ---------------------------- ----------------------------- --------------------
Nicusa Capital Partners, LP                         5,000                        0.03%                     7,500
20 Exchange Place, 38th Floor
New York, NY  10005
--------------------------------------- ---------------------------- ----------------------------- --------------------

(1) Based upon the information provided to us by or on behalf of the selling shareholders, none of the selling shareholders held any ordinary shares other than those issued by us in the private placement transaction described above.
(2) Based on 14,887,899 ordinary shares outstanding as of March 30, 2004.
(3) Includes the 1,200,000 ordinary shares issuable upon the exercise of the warrants issued to the selling shareholders in the private placement transaction, which warrants will not become exercisable until September 12, 2004. For each selling shareholder, the number of ordinary shares issuable upon the exercise of its warrant is equal to 50% of the ordinary shares issued to such selling shareholder in the private placement transaction.



                              PLAN OF DISTRIBUTION

         The selling shareholders may sell, directly or through brokers, the ordinary shares offered hereby in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices, subject to the limitations and restrictions set forth below.

         Although none of the selling shareholders has advised us of the manner in which such selling shareholder currently intends to sell ordinary shares offered hereby, the selling shareholders may choose to sell all or a portion (or none) of such shares from time to time in one or more of the following transactions:

         o On any national securities exchange or quotation service on which the ordinary shares may be listed or quoted at the time of sale, including the Nasdaq National Market;

         o     In the over-the-counter market;

         o     In private transactions;

         o     Through options or other derivative instruments;

         o     By pledge to secure debts or other obligations;

         o     Through block transactions;

         o     Any other legally available means; or

         o     A combination of any of the above transactions.

         In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         Selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares and deliver the ordinary shares to close out short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities.

         In order to comply with the securities laws of some jurisdictions, if applicable, the holders of ordinary shares may sell in some jurisdictions through registered or licensed broker-dealers. If broker-dealers are used in the sale, unless otherwise indicated in a prospectus supplement with respect to the securities being offered thereby, the selling security holder will sell such securities to the broker-dealers as principals. The broker-dealers may then resell such securities to the public at varying prices to be determined by such broker-dealers at the time of resale.

         Broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. Any profits on the resale of ordinary shares by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

         The selling shareholders may from time to time pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

         The selling shareholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the ordinary shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

         In connection with such sales, the selling shareholders and any participating broker may be deemed to be "underwriters" of the shares within the meaning of Section 2(11) of the Securities Act, although the offering of these securities may not be underwritten by a broker-dealer firm. If a selling shareholder qualifies as an "underwriter" under the Securities Act and the rules and regulations and interpretations thereunder, such selling shareholder will be subject to the prospectus delivery requirements of the Act. Such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders. Any such commissions and profits realized on any resale of the shares might be deemed to be underwriting discounts and commissions under the Securities Act. Sales in the market may be made to broker-dealers making a market in the ordinary shares or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be underwriters in this offering.

         The selling shareholders have agreed that they will not offer to sell or make any sale, assignment, pledge, hypothecation or other transfer with respect to the shares issued and shares underlying warrants issued to the selling shareholders as described above that would constitute a sale within the meaning of the Securities Act, except pursuant to either (i) an effective registration statement, (ii) Rule 144 promulgated under the Securities Act or
(iii) any other exemption from registration under the Securities Act.

         The selling shareholders have also agreed that, upon the happening of any pending corporate development, public filing with the SEC or similar event, that, in the judgment of our board of directors, renders it advisable to suspend the use of this prospectus or upon the request by an underwriter in connection with an underwritten public offering of our securities, we may, on not more than two (2) occasions for not more than thirty (30) days on each such occasion, suspend the use of this prospectus until a supplemented or amended prospectus is distributed to the selling shareholders or until the selling shareholders are advised in writing by us that sales of the shares under the applicable prospectus may be resumed.

         In addition, the selling shareholders have agreed that in the event of: (i) any request by the SEC or any other federal or state governmental authority during the registration period of this registration statement for amendments or supplements to this registration statement or prospectus or for additional information, (ii) the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of this registration statement or the initiation of any proceedings for that purpose, (iii) the receipt by us of any notification with respect to the suspension of the qualification or exemption from qualification of any of the shares issued to such selling shareholder as described above and the ordinary shares underlying warrants issued to such selling shareholder as described above for sale in any jurisdiction or the initiation of any proceeding for such purpose, or (iv) any event or circumstance which necessitates the making of any changes in this registration statement or prospectus, or any document incorporated or deemed to be incorporated herein by reference, the selling shareholders will discontinue disposition of any of the ordinary shares until a supplemented or amended prospectus is filed by us, or until this prospectus may be used again.

         We have agreed to use all commercially reasonable efforts to cause this registration statement, among other things, to remain continuously effective until the earlier of (i) the second anniversary of the effective date of this registration statement, (ii) the date on which all of the shares issued and shares underlying warrants issued to the selling shareholders as described above have been sold hereunder or (iii) the date on which all of the shares issued and shares underlying warrants issued to the selling shareholders as described above can be sold by holders thereof pursuant to Rule 144(k) promulgated under the Securities Act.

         We will make copies of this prospectus available to the selling shareholders and have informed the selling shareholders of the need for delivery of a copy of this prospectus to each purchaser of the ordinary shares prior to or at the time of such sale.

         The aggregate proceeds to the selling shareholders from the sale of the ordinary shares will be the purchase price of the ordinary shares less any discounts and commissions, if applicable. A selling shareholder reserves the right to accept and, together with its agents, to reject, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from the resale of these securities by the selling shareholders. We may, however, receive cash consideration in connection with the exercise of the warrants for cash.

         If required, the ordinary shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

         The selling shareholders and we have agreed to indemnify each other and our respective controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the ordinary shares, including liabilities under the Securities Act. We will pay the expenses incident to the registration of the ordinary shares, except that the selling shareholders will pay all underwriting discounts, commissions or fees attributable to the sale of the securities and will pay the costs of their own counsel.

         Each selling shareholder and any other persons participating in a distribution of securities will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of securities by, the selling shareholders and other persons participating in a distribution of securities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distribution, subject to specified exceptions or exemptions. All of the foregoing may affect the marketability of the securities offered hereby.


                             VALIDITY OF SECURITIES

         The validity of the ordinary shares, including the ordinary shares issuable upon exercise of the warrants, will be passed upon for us by Meitar, Liquornik, Geva & Leshem, Brandwein, our Israeli counsel.


                                    EXPERTS

         The consolidated financial statements of the Company as of December 31, 2003, and for the year ended December 31, 2003, included in the Company's Annual Report on Form 20-F for the year ended December 31, 2003 and incorporated by reference in this prospectus and Registration Statement, have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global as set forth in their report thereon incorporated by reference. The financial statements referred to above are included in reliance on such reports given on the authority of such firms as experts in auditing and accounting.


                      ENFORCEABILITY OF CIVIL LIABILITIES

         We have been informed by our legal counsel in Israel, Meitar, Liquornik, Geva & Leshem, Brandwein, that there is doubt concerning the enforceability of civil liabilities under the Securities Act and the Exchange Act in original actions instituted in Israel. However, subject to specified time limitations, Israeli courts may enforce a United States final executory judgment in a civil matter, including a monetary or compensatory judgment in a non-civil matter, obtained after due process before a court of competent jurisdiction according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel. The rules of private international law currently prevailing in Israel do not prohibit the enforcement of a judgment by Israeli courts provided that:

         o     the judgment is enforceable in the state in which it was given;

         o adequate service of process has been effected and the defendant has had a reasonable opportunity to present his arguments and evidence;

         o the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the state of Israel;

         o the judgment was not obtained by fraud and does not conflict with any other valid judgment in the same matter between the same parties; and

         o an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

         We have irrevocably appointed VocalTec Communications Inc. as our agent to receive service of process in any action against us in any competent court of the United States arising out of this offering or any purchase or sale of securities in connection with this offering.

         If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at an annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

                          VOCALTEC COMMUNICATIONS LTD.

                        Up to 3,600,000 Ordinary Shares


                                   PROSPECTUS
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

               ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Our articles of association provide that we shall be entitled to undertake in advance to indemnify an officer or director of ours, provided that the undertaking is restricted to the events of a kind which our board of directors may anticipate at the time it makes such undertaking at an amount which the board of directors determines is reasonable under the circumstances. In addition, we can indemnify an officer or director for specific occurrences retroactively.

         Our articles of association further provide that we may indemnify an officer or director of ours for liability or expense he incurs as a result of an action done by him in his capacity as our officer or director as follows:

         1. any monetary obligation imposed on the officer or director in favor of a third party pursuant to a judgment, including a compromise judgment given in a settlement or a judgment of an arbitrator, approved by the court.

         2. reasonable litigation expenses, including legal fees, incurred by the officer or director or which he was ordered to pay by the court:

               (a) within the framework of proceedings filed against him by us or on our behalf or by a third party, or

               (b)    in a criminal proceeding in which he was acquitted, or

               (c) in a criminal proceeding in which he was convicted of a felony that does not require a proof of criminal intent.

         In no event may we indemnify an officer or director for:

         1. a breach of the duty of loyalty toward us, unless the officer or director acted in good faith and had reasonable grounds to assume that the action would not prejudice our interests;

         2. a breach of the duty of care which was done intentionally or recklessly;

         3. an intentional act which was done to unlawfully yield a personal profit; or

         4.    a criminal fine or penalty.

         We have a directors and officers liability insurance policy insuring our directors' and officers' liability and our undertaking to indemnify them, in respect of certain matters permitted by the Israeli Companies Law.

                                ITEM 9. EXHIBITS

  Exhibit No.                             Description
-----------------    ----------------------------------------------------------
4.2         *        Form of share certificate.
5.1                  Opinion of Meitar, Liquornik, Geva & Leshem Brandwein,
                     Israeli counsel for VocalTec Communications Ltd., as to the validity of the ordinary shares.
23.1                 Consent of Meitar, Liquornik, Geva & Leshem Brandwein
                     (included in Exhibit 5.1).
23.2                 Consent of Kost Forer Gabbay & Kasierer, a Member Firm
                     of Ernst & Young Global.
24.1                 Power of Attorney (included on signature page).

-----------

   * Previously filed with the SEC on January 5, 1996 as Exhibit 4.1 to the Company's Registration Statement on Form F-1, File Number 333-00120, and incorporated herein by reference.



                             ITEM 10. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
         Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section l5(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
         Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section l5(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers and controlling persons of the registrant pursuant to the provisions described under "Item 8. Indemnification of Directors and Officers" above, or otherwise, the registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herzlia, in the State of Israel, on April 7, 2004.



                                           VocalTec Communications Ltd.
                                 ---------------------------------------------

                                 By:         /s/ Elon A. Ganor
                                    -------------------------------------------
                                 Name:           Elon A. Ganor

                                 Title:  Chief Executive Officer and Chairman
                                         of the Board of Directors



                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Elon A. Ganor and Hugo Goldman, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this Registration Statement, together with all schedules and exhibits thereto, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on, sign and file any supplement to any prospectus filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        Signature                        Title                         Date


                                  Chief Executive Officer and
                                  Chairman of the Board of
                                  Directors
       /s/ Elon A. Ganor          (Principal Executive Officer)   April 7, 2004
------------------------------
       Elon A. Ganor


                                  Chief Financial Officer
       /s/ Hugo Goldman           (Principal Financial and
-------------------------------   Accounting Officer)             April 7, 2004
       Hugo Goldman


       /s/ Ami Tal                Executive Vice President of
------------------------------    Global Sales and Director       April 7, 2004
       Ami Tal


       /s/ Yoav Chelouche         Director                        April 7, 2004
------------------------------
       Yoav Chelouche


       /s/ Lior Haramaty          Director                        April 7, 2004
------------------------------
       Lior Haramaty


       /s/ Douglas Dunn           Director                        April 7, 2004
------------------------------
       Douglas Dunn



                        Authorized Representative in the U.S.:

                          VocalTec Communications Inc.
            ---------------------------------------------------------------

       By:         /s/ Elon A. Ganor
            ---------------------------------------------------------------
       Name:       Elon A. Ganor

       Title:      Director
            --------------------------------------------------------------


     Date:                 April 7, 2004
           ---------------------------------------------------------------